                                                                    Exhibit 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Ratio of Earnings to Fixed Charges

                                           Three months ended March 31,
                                           ----------------------------
                                             1999                                                Years ended December 31,
                                                                                                 ------------------------

                                         (As Adjusted)   1999         1998        1998      1997       1996       1995         1994
                                         -------------  ------      --------    --------  -------    --------   --------     -------


Ratio of Earnings to
   fixed charges                              1.4x        2.2x        1.8x        2.3x        --        3.2x        2.8x        4.3x
                                           =======      ======       =======     ======    ======     =======    =======      ======





The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows (in thousands):

                                           Three months ended March 31,
                                           ----------------------------
                                               1999                                           Years ended December 31,
                                                                                              ------------------------
                                         (As Adjusted)     1999        1998      1998       1997        1996       1995       1994
                                         -------------     ----        ----      ----       ----        ----       ----       ----


Income from continuing
   operations                                 $  2,195   $  3,648   $  2,653   $ 22,257   $ (1,620)   $ 23,866   $ 16,851   $ 21,929

Provision for income taxes                         279      1,248        371      3,577     (2,417)      9,400      4,366     11,131


Fixed charges:

   Interest expense                              5,341      3,441      3,375     16,419     14,158      13,091     10,403      8,333

   Amortization of debt fees                       712        190         28        918        114         105         78         78

   Portion of rent expense
     deemed to represent
     interest factor                               500        500        479      1,916      2,123       1,817      1,616      1,490
                                                   ---        ---        ---      -----      -----       -----      -----      -----


        Total fixed charges                      6,553      4,131      3,882     19,253     16,395      15,013     12,097      9,901
                                                 -----      -----      -----     ------     ------      ------     ------      -----



Earnings available for
   fixed charges                              $  9,027   $  9,027   $  6,906   $ 45,087   $ 12,358    $ 48,279   $ 33,314   $ 42,961
                                              ========   ========   ========   ========   ========    ========   ========   ========


Deficiency of net earnings
   to cover fixed charges                          N/A        N/A        N/A        N/A   $ (4,037)        N/A        N/A        N/A
                                              ========   ========   ========   ========   ========    ========   ========   ========